Exhibit (g)(3)

EXHIBIT B
Fund Names
(as of July 20, 2021)
Separate Series of Starboard Investment Trust

Name of Series
AI Quality Growth ETF
Adaptive Growth Opportunities ETF
Adaptive Hedged High Income ETF
Adaptive Hedged Multi-Asset Income ETF
RH Tactical Outlook ETF
RH Tactical Rotation ETF

B-1